                                                                    EXHIBIT 99.5

                                      LEASE

         THIS LEASE (this "Lease") is made as of the 30th day of January, 2004 (the "Effective Date"), by and between PHOENIX 7, LLC, an Arizona limited liability company ("Landlord"), and ZILA, INC., a Delaware corporation ("Tenant").

                                    RECITALS:

         WHEREAS, Gary and Janet Hedge (collectively, "Hedge"), as purchaser, and Tenant, as seller, entered into that Purchase Agreement dated (based upon the latest signature) as of November 7, 2003, that First Amendment to Purchase Agreement dated as of October 22, 2003 (but delivered concurrently with the Purchase Agreement), and that Second Amendment to Purchase Agreement dated (based upon the latest signature) as of November 24, 2003 (collectively, the "Purchase Agreement"), pursuant to which Tenant agreed to sell to Hedge and Hedge agreed to purchase from Tenant the Premises, as defined below; and

         WHEREAS, Hedge assigned all of Hedge's right, title and interest under the Purchase Agreement to Landlord prior to the closing of the transaction contemplated by the Purchase Agreement; and

         WHEREAS, Landlord, as the successor to Hedge, and Tenant have closed or are closing the transaction contemplated by the Purchase Agreement on or about the Effective Date; and

         WHEREAS, in connection with the closing of the transaction contemplated by the Purchase Agreement, Landlord and Tenant also desire to enter into this Lease on the terms and conditions set forth below.

                                   AGREEMENT:

         In consideration of the mutual covenants, conditions and agreements hereinafter contained, and other good and valuable consideration, receipt of which is hereby acknowledged and confessed, Landlord and Tenant agree as follows:

1.       PREMISES, TERM AND POSSESSION.

         (a) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and upon the conditions and agreements set forth below in this Lease, the real property described on Exhibit A, together with all buildings and improvements located on such real property, and all easements, rights and appurtenances relating to such real property (collectively, the "Premises"). The street address of the primary building on the Premises is 5227 North 7th Street, Phoenix, Arizona.

         (b) Initial Term. The initial term of this Lease (the "Initial Term") shall commence on the Effective Date (the "Commencement Date"), and shall expire at the end of the day on January 31, 2009. The term "Lease Year" as used herein shall mean a period of twelve (12) successive months, except that, if the Commencement Date is a day other than the first day of a calendar month, the first Lease Year of the Initial Term shall also include the initial fractional month, together with the next succeeding twelve (12) calendar months, and the first Lease Year of the Term shall expire, unless otherwise provided herein, at the close of business on the last day of the calendar month in which occurs the first anniversary of the Commencement Date.

         (c) Renewal Terms. Tenant shall have two (2) separate consecutive options to extend the term of this Lease (hereinafter referred to individually as a "Renewal Term", collectively as the "Renewal Terms", and together with the Initial Term, collectively, the "Term") for a period of five (5) years each. Tenant shall exercise its renewal options by notifying Landlord in writing of its election to exercise each such option to renew this Lease at least six (6) months prior to the expiration of the Initial Term or the first Renewal Term, as the case may be. However, Tenant shall not be entitled to exercise its option as to any of the Renewal Terms if it is in default in the payment of any sum due under this Lease (beyond any grace, notice or cure provisions applicable thereto) at the time of the exercise of such option. During the Renewal Terms, Base Rent shall accrue at the rate set forth in Section 2(a) for the applicable Renewal Term and all other terms set forth herein shall continue to apply in the same manner as during the Initial Term.

         (d) Surrender. Upon the termination or expiration of this Lease, whether by lapse of time or otherwise, Tenant shall at once surrender possession of the Premises to Landlord and remove all of Tenant's trade fixtures, furniture and property, along with any alterations, additions or improvements of which Landlord requests removal in the manner provided herein. Tenant shall surrender the Premises to Landlord at the end of the term "broom clean" and in the same condition as on the Commencement Date, ordinary wear and tear excepted.

         (e) Holdover. If Tenant holds over after the expiration of this Lease, Tenant shall become a tenant from month to month only, upon all of the terms of this Lease and at the same rental rate in effect immediately prior to the expiration.

2.       RENT.

         (a) Base Rent. Tenant shall pay to Landlord during the Initial Term and, if applicable, during each Renewal Term, at the office of Landlord or at such other place as Landlord may designate, base rent in the amount set forth below in this Section 2(a) ("Base Rent"), plus applicable rental tax, in advance on the first day of each calendar month. If the first and/or the last months of the Lease term are not full months, Base Rent shall be prorated on the basis of the actual number of days in the month.

                                        LEASE                 ANNUAL BASE                  MONTHLY
        PERIOD                          YEAR                     RENT                     BASE RENT
        ------                          ----                     ----                     ---------
Initial Term                              1                   $163,740.00                 $13,645.00

                                          2                   $167,014.80                 $13,917.90

                                          3                   $170,355.09                 $14,196.26

                                          4                   $173,762.19                 $14,480.18

                                        LEASE                 ANNUAL BASE                  MONTHLY
        PERIOD                          YEAR                     RENT                     BASE RENT
        ------                          ----                     ----                     ---------
                                          5                   $177,237.43                 $14,769.79

First Renewal Term                        6                   $180,782.17                 $15,065.18

                                          7                   $184,397.81                 $15,366.48

                                          8                   $188,085.76                 $15,673.81

                                          9                   $191,847.47                 $15,987.29

                                         10                   $195,684.41                 $16,307.03

Second Renewal Term                      11                   $199,598.09                 $16,633.17

                                         12                   $203,590.05                 $16,965.83

                                         13                   $207,661.85                 $17,305.15

                                         14                   $211,815.08                 $17,651.25

                                         15                   $216,051.38                 $18,004.28

         (b) Additional Rent. All charges and expenses in addition to Base Rent that are required to be paid by Tenant under this Lease, whether or not so designated, shall be deemed as "Additional Rent" and shall be payable in addition to Base Rent.

         (c) Late Charges and Interest. Any amount due from Tenant to Landlord that is not paid within fifteen (15) calendar days of when due shall bear interest thereafter at 10% per annum or the highest lawful rate, whichever is less (the "Default Rate"). In addition, any rent or other payment not paid within fifteen (15) calendar days of its due date shall be subject to a late charge of $750 or 5% of the late payment amount, whichever is less, which amount represents the additional costs and burdens of special handling.

3.       SECURITY DEPOSIT.

         There shall be no security deposit required in connection with this Lease.

4.       USE.

         (a) Permitted Use. Tenant may use and occupy the Premises for office, manufacturing and other purposes related to its business of providing healthcare and biotechnology products for dental/medical professionals and consumers, and for any other purpose allowed by applicable zoning laws. Except as allowed in the previous sentence, Tenant shall not use the Premises for any other purpose whatsoever without Landlord's prior written consent, which Landlord shall not unreasonably withhold.

         (b)      Restrictions. Tenant shall not:

                  (i) In any manner materially deface or injure the Premises;

                  (ii)     Create any material nuisance upon the Premises;

                  (iii) Commit or suffer to be committed any material waste upon the Premises; or

                  (iv) Violate in any material manner any recorded restriction affecting the Premises.

         (c) Compliance with Laws. Tenant, at Tenant's expense, shall comply with all present and future federal, state and local laws, ordinances, orders, rules and regulations (collectively, "Laws"), and shall procure all permits, certificates, licenses and other authorizations required by applicable Law relating to Tenant's business or Tenant's use or occupancy of the Premises or Tenant's activities on the Premises. Tenant shall make all reports and filings required by applicable Laws.

         (d) Environmental Matters. Tenant at all times shall comply with all federal, state and local laws, rules or regulations relating to environmental matters (collectively, "Environmental Laws"), including, without limitation, water quality, air quality, and handling, storage, treatment or disposal of solid, special or hazardous wastes, hazardous substances, hazardous materials, and petroleum products (collectively, "Hazardous Substances").

5.       TAXES.

         (a) Taxes Imposed on Tenant. Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon Tenant's fixtures, furnishings, equipment and other personal property located in or upon the Premises. Tenant shall cause the fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of which the Premises form a part. In the event any or all of Tenant's fixtures, furnishings, equipment and other personal property shall be assessed and taxed with the real property, Tenant shall pay to Landlord Tenant's share of the taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of the taxes applicable to Tenant's personal property.

         (b) Excise Taxes. Tenant shall, simultaneously with the payment of any sums required to be paid under this Lease as Base Rent, Additional Rent or otherwise, reimburse Landlord for any sales, use, rental, transaction privilege or other excise tax imposed or levied on, or measured by, the amount paid.

         (c) Real Estate Taxes. Tenant shall pay all real estate taxes and assessments relating to the Premises (referred to collectively in this paragraph as "taxes") directly to the appropriate taxing authorities on or prior to the date such taxes are due, and shall provide written evidence of payment to Landlord within thirty (30) days after such payment. Landlord agrees to notify Tenant of any substantial increase in taxes within fifteen (15) days after receipt of the tax bill or other evidence of any increase or proposed increase in taxes, and Tenant shall have the absolute right (unless Landlord shall in good faith agree to contest such tax increase) to contest or resist, in good faith and by appropriate proceedings, such increased taxes, or to contest the validity of the amount or rate of any increase or proposed increase in the taxes, or any factor used in the calculation or determination of any increase or proposed increase in taxes. Landlord agrees to render to Tenant all assistance reasonably necessary in connection therewith. Landlord further agrees to make reasonable efforts to have the taxing authority send all tax bills for the Premises directly to Tenant; however, if Landlord is unsuccessful, Landlord will forward each such tax bill to Tenant within ten (10) days of Landlord's receipt thereof. Without limiting the preceding sentence, Landlord also agrees to forward to Tenant promptly all documents, correspondence, notices and other materials received by Landlord and relating in any way to the taxes applicable to the Premises. Any rebates, refunds or abatements of taxes received by Landlord subsequent to payment of the taxes applicable to the Premises by Tenant shall be refunded to Tenant within ten (10) days of receipt thereof by Landlord. The taxes applicable to the Premises for any partial tax years at the beginning and end of the Term shall be prorated so that Tenant, in its capacity as a tenant, pays only that portion allocable to that portion of the tax year falling within the Term. With respect to any taxes applicable to the Premises accruing prior to the Commencement Date of this Lease, Tenant, in its capacity as then owner of the Premises, shall be obligated to pay all such real estate taxes and assessments on or before the date that any such taxes or assessments become delinquent. With respect to any taxes applicable to the Premises accruing after the end of the Term, all such real estate taxes and assessments shall be the obligation of Landlord.

6.       OPERATING COSTS AND UTILITIES.

         (a) Operating Costs. Except as otherwise set forth herein, Tenant shall pay all costs and expenses incurred in operating, maintaining and repairing the Premises, including, without limitation, public liability and property damage insurance; fees for permits and licenses; and service and maintenance contracts.

         (b) Utilities. Tenant will be responsible for maintaining, at Tenant's expense, all utilities to or within the Premises or which serve the Premises. Tenant shall be solely responsible for and shall promptly pay all charges for utilities serving the Premises.

7.       REPAIR AND MAINTENANCE.

         Tenant, at its sole cost, shall maintain the interior and exterior of the Premises, the improvements thereon, and the structural and non-structural portions of the Premises, all in good condition and repair, including, but not limited to, the foundations; the floor slab; the exterior walls and the roof (including the roof membrane); plate glass; doors; ceilings and interior walls; all heating, air conditioning, ventilation, electrical and plumbing systems serving the Premises; parking lot sweeping, sealing, patching and restriping; driveways; sidewalks; fences; skylights (if any); signs; landscaping; and all other maintenance items relating to the Premises. With respect to all capital expenditures, replacements, and/or improvements (to the HVAC or otherwise) paid for by Tenant and having a useful life extending beyond the termination or expiration of this Lease, the cost of such capital expenditures, replacements and/or improvements shall be amortized over their useful life, and Landlord shall reimburse Tenant promptly upon termination or expiration of the Lease for the then remaining, unamortized portion of all such capital expenditures, replacements and/or improvements.

8.       ALTERATIONS AND PERSONAL PROPERTY.

         Tenant shall have the right, without Landlord's consent, to make (i) any alterations, additions or improvements that do not diminish the fair market value of the Premises and are completed in compliance with all applicable building and zoning codes and other Laws, and (ii) any non-structural alterations, additions or improvements involving, in the aggregate, expenditures of less than $200,000, which are completed in compliance with all applicable building and zoning codes and other Laws. Except as set forth in the previous sentence, Tenant shall not make or suffer to be made any alterations, additions or improvements to the Premises without the prior written consent of Landlord, which Landlord shall not unreasonably withhold. Any alterations, additions or improvements to the Premises, but not including movable furniture and trade fixtures, shall at the termination or expiration of this Lease or of Tenant's right to possession become a part of the realty and belong to Landlord. All alterations, additions or improvements to the Premises shall be made by Tenant at Tenant's sole cost and expense, without any obligation of Landlord to reimburse Tenant therefor (provided that the foregoing shall not limit Landlord's obligation to reimburse Tenant for improvements expressly contemplated by Section 7 in the manner set forth therein). Tenant shall not permit any mechanic's or materialmen's lien to stand against the Premises for any labor or materials provided to the Premises by any contractor or other person hired or retained by Tenant. All alterations and improvements shall be constructed in a good workmanlike manner, in accordance with applicable laws and codes. Upon the expiration or sooner termination of the term of this Lease or of Tenant's right to possession, Tenant shall, upon demand by Landlord, at Tenant's sole cost and expense, forthwith remove any alterations, additions or improvements made by Tenant, designated by Landlord to be removed, and Tenant shall forthwith at its sole cost and expense, repair any damage to the Premises caused by such removal and restore the Premises to their condition at the commencement of the Lease.

9.       REPRESENTATIONS, WARRANTIES AND COVENANTS.

         (a) Landlord's Representations and Warranties. Landlord represents and warrants as follows:

                  (i) Landlord is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Arizona.

                  (ii) Landlord has the power and authority to execute and deliver this Lease and to consummate the transactions contemplated by this Lease.

                  (iii) The execution, delivery and performance of this Lease by Landlord have been duly authorized by all requisite limited liability company action on behalf of Landlord. The Lease constitutes the legal, valid and binding obligations of Landlord, enforceable in accordance with the terms hereof.

                  (iv) The execution, delivery and performance of this Lease will not: (A) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind or nature to which Landlord is a party or by which Landlord is bound; or (B) violate any provisions of applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority applicable to Landlord; or (C) violate any provisions of Landlord's Articles of Organization or Operating Agreement.

                  (v) No authorization, consent, approval, licenses, exemption, filing, qualification or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of the terms of this Lease by Landlord.

         (b) Tenant's Representations and Warranties. Tenant represents and warrants as follows:

                  (i) Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (ii) Tenant has the power and authority to execute and deliver this Lease and to consummate the transactions contemplated by this Lease.

                  (iii) The execution, delivery and performance of this Lease by Tenant have been duly authorized by all requisite corporate action on behalf of Tenant. The Lease constitutes the legal, valid and binding obligations of Tenant, enforceable in accordance with the terms hereof.

                  (iv) The execution, delivery and performance of this Lease will not: (A) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind or nature to which Tenant is a party or by which Tenant is bound; or
(B) violate any provisions of applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority applicable to Tenant; or (C) violate any provisions of Tenant's Certificate of Incorporation or Bylaws.

                  (v) No authorization, consent, approval, licenses, exemption, filing, qualification or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of the terms of this Lease by Tenant.

10.      INSURANCE.

         (a) Tenant's Insurance. Throughout the term of this Lease Tenant shall maintain "all risk" property insurance, including building and machinery comprehensive form, in an amount equal to 100% of the replacement value of the buildings and improvements on the Premises, along with all of Tenant's fixtures, equipment and other personal property located on the Premises, together with such other insurance as may be required by Landlord's lender or by any government agency. All proceeds of Tenant's policy of property insurance on Tenant's personal property shall be payable to Tenant. All proceeds of policies of insurance procured by Tenant for the buildings and improvements or otherwise for the benefit of Landlord (as required herein) shall be payable to Landlord or, at Landlord's written request, to a lender of Landlord with a lien upon the Premises. During the term of this Lease, the Tenant shall, at Tenant's expense, maintain commercial general liability insurance against claims for personal injury, death or property damage occurring in, upon or about the Premises with a combined single limit or equivalent not less than $3,000,000, and workers' compensation insurance as provided by law. Tenant's policies of liability insurance shall name Landlord as an additional insured. Tenant's coverage may be pursuant to a single policy or multiple policies, including umbrella coverage. Upon request by Landlord, Tenant shall provide to Landlord certificates of insurance or copies of the applicable policies of insurance evidencing the required coverages. Each policy shall contain an endorsement prohibiting cancellation or non-renewal without at least 30 days prior notice to Landlord.

         (b) Insurance Waiver. Tenant hereby waives any right to recovery from Landlord and Landlord hereby waives any right of recovery from Tenant for any loss or damage (including consequential loss) to the extent that insurance proceeds are available to cover such loss.

11. INDEMNIFICATION. Tenant shall defend, indemnify and hold Landlord, its affiliates and subsidiaries, and each of the foregoing's present and future officers, directors, employees and agents (the "Indemnified Parties") harmless from any and all claims, demands, liabilities, fines, penalties, losses, costs and expenses (including reasonable attorneys' fees) arising from (i) Tenant's use of the Premises or the conduct of its business or from any activity, work, omission, or thing done, permitted or suffered by Tenant in or about the Premises, or (ii) any breach or default in the performance of this Lease by Tenant, or (iii) any act or negligence of Tenant, or of its agents or employees after the date hereof, except in all cases to the extent arising from the negligence or willful misconduct of any of the Indemnified Parties. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except to the extent caused by the negligence or willful misconduct of any of the Indemnified Parties.

12.      DESTRUCTION OF PREMISES.

         If the Premises are wholly or "substantially" destroyed or damaged by fire or other casualty, either Landlord or Tenant shall have the option, in its sole discretion, to terminate this Lease upon thirty (30) days notice to the other. The term "substantially destroyed" or "substantially damaged" as used in this Section, shall mean that the Premises have been damaged to the extent that the cost of restoration of the Premises will exceed a sum constituting 50% of the total replacement cost of the Premises. If the Premises are not substantially damaged or if the Premises are substantially or wholly damaged, but neither party terminates, Landlord shall endeavor to restore the Premises with reasonable diligence, upon receipt of and to the extent of the proceeds from Tenant's property insurance. Landlord shall have no obligation to restore or to replace any of Tenant's fixtures, furnishings, equipment or personal property. In any case where Landlord undertakes to restore the Premises, if Landlord cannot complete such restoration within 150 days after the damage occurs, Tenant shall have the option to terminate this Lease upon thirty (30) days notice to Landlord given at any time prior to actual completion of all restoration. Landlord need not commence repairs until insurance proceeds are available. Proceeds of insurance payable with respect to a fire or other casualty shall be received and held by Landlord. In any case where either party elects to terminate the Lease pursuant to a casualty described in this paragraph, Landlord shall retain all insurance proceeds with respect to the Premises as its own property. If neither party terminates this Lease as provided above, this Lease shall continue in full force and effect, but rent shall abate entirely (for any total destruction) or equitably (for any partial destruction, taking into account the effect of the damage on Tenant and its use of the Premises) until the restoration is substantially complete. The provisions of this Lease shall govern when this Lease shall be terminable as a result of a fire or casualty, and no other rule or statute on the subject shall apply.

13.      CONDEMNATION.

         In the event of any taking of all or any material portion of the Premises, either Landlord or Tenant shall have the right to terminate this Lease upon thirty (30) days written notice to the other party. If neither party elects to so terminate this Lease, then Landlord shall restore the Premises to the extent practicable to their condition prior to the taking, and if the taking has materially affected Tenant's use of the Premises, then the Base Rent shall be reduced on an equitable basis, taking into account the relative value of the portion taken as compared to the portion remaining and the effect of the taking on Tenant and its use of the Premises. All awards or compensation for any taking of any part of the Premises shall be the sole property of Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to receive any portion of an award of compensation relating to damage to or loss of trade fixtures or other personal property belonging to Tenant, and Landlord shall be under no obligation to restore or replace Tenant's furnishings, fixtures, equipment and personal property. For the purposes of this Section, a voluntary sale or conveyance in lieu of condemnation shall be deemed an appropriation or a taking under the power of eminent domain.

14.      ASSIGNMENT AND SUBLETTING; SALE BY LANDLORD.

         (a) Tenant Transfer. Tenant shall be entitled, without the consent of Landlord, to assign, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, to an entity or individual that owns or controls Tenant, is owned or controlled by Tenant, or is under common ownership or control with Tenant. Except as set forth in the preceding sentence, Tenant shall not, either voluntarily or by operation of law, assign, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be occupied by anyone other than Tenant or Tenant's employees, without Landlord's prior written consent, which Landlord shall not unreasonably withhold. It shall not be reasonable for Landlord to withhold its consent if the proposed assignee or subtenant has sufficient financial resources to give Landlord reasonable comfort (based upon a comparison to the financial status of tenants, subtenants or assignees in other transactions approved by Landlord, or in similar such transactions generally) that it will be able to (i) make all Base Rent, Additional Rent and other payments of any nature required of Tenant hereunder, (ii) abide by all other terms and conditions of this Lease applicable to Tenant, and (iii) fulfill all obligations of Tenant under this Lease arising from and after the time of the contemplated assignment. Upon the completion of an assignment or subletting for which Landlord's consent is required hereunder and has been obtained, Tenant automatically shall be relieved from any liability or obligation accruing hereunder from and after the date of the assignment or subletting, and Landlord shall look solely to the assignee or subtenant for any such liability or obligation.

         (b) Sale of Property. In the event of a sale or conveyance by Landlord of the Premises, Landlord shall be relieved of all future liability upon any of the covenants or conditions, express or implied, in favor of Tenant, and Tenant shall look solely to Landlord's successor in interest; provided, however, that the foregoing shall not relieve Landlord of any obligation arising prior to such sale or conveyance by Landlord. This Lease shall not be affected by any sale, and Tenant shall attorn to the successor in interest. If any security deposit has been made by Tenant, the successor in interest shall be obligated to return it in accordance with the terms hereof and Landlord shall be discharged from any further liability in reference thereto.

15.      ESTOPPEL CERTIFICATES.

         Landlord and Tenant agree at any time and from time to time, upon not less than fifteen (15) days prior written request by either of them to the other, to execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications), and the date to which the rental and other charges have been paid in advance, if any, and whether or not any violations are in existence as of the date of said statement, it being intended that any such statement may be relied upon by any prospective purchaser of the fee, or leasehold, or mortgagee or assignee of any mortgage upon the fee or leasehold interest in the Premises, or by any assignee.

16. COVENANT OF QUIET ENJOYMENT. Landlord covenants and agrees that Tenant shall have complete, peaceful and quiet enjoyment of the Premises and all appurtenances belonging thereto without hindrance, molestation or ejection by Landlord or anyone claiming by or through Landlord throughout the Term or until this Lease is earlier terminated as provided herein, subject only to the express terms, covenants and conditions contained in this Lease.

17.      TENANT DEFAULTS; LANDLORD'S REMEDIES.

         (a) Events of Default. The following shall constitute events of default:

                  (i) Tenant's failure to pay rent or any other amount due under this Lease, if such failure continues for at least five (5) more days after written notice from Landlord.

                  (ii) Tenant's failure to perform any other obligation under this Lease within thirty (30) days after written notice from Landlord of non-performance; provided, however, that if the breach does not involve health or safety and is of such a nature that it cannot be cured within thirty (30) days, the thirty (30) day deadline shall be extended to such reasonable period of time as is necessary through the use of diligent efforts to cure.

         (b) Remedies. Upon the occurrence of an event of default, Landlord, at any time thereafter without further notice or demand may exercise any one or more of the following remedies concurrently or in succession:

                  (i) Terminate Tenant's right to possession of the Premises by legal process or otherwise, with or without terminating this Lease, and retake exclusive possession of the Premises.

                  (ii) From time to time relet all or portions of the Premises, using reasonable efforts to mitigate Landlord's damages. In connection with any reletting, Landlord may relet for a period less than or extending beyond the term of this Lease and may make alterations or improvements to the Premises without releasing Tenant of any liability. Upon a reletting of all or substantially all of the Premises, Landlord shall be entitled to recover all of its then prospective damages for the balance of the Lease term measured by the difference between amounts payable under this Lease and the anticipated net proceeds of reletting. In no event shall Tenant be entitled to receive any amount representing the excess of avails of reletting over amounts payable hereunder.

                  (iii) From time to time recover accrued and unpaid rent and damages arising from Tenant's breach of the Lease, regardless of whether the Lease has been terminated, together with applicable late charges and interest at the Default Rate.

                  (iv) Recover all reasonable attorneys' fees and other expenses incurred by Landlord in connection with enforcing this Lease, recovering possession and collecting amounts owed.

                  (v) Perform the obligation(s) on Tenant's behalf and recover from Tenant, upon demand, the entire amount expended by Landlord plus Default Interest.

                  (vi) Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (A) the worth at the time of the award of the unpaid Base Rent, any Additional Rent and other charges which Landlord had earned at the time of the termination; (B) the worth at the time of the award of the amount by which the unpaid Base Rent, any Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (C) the worth at the time of the award of the amount by which the unpaid Base Rent, any Additional Rent and other charges which Tenant would have paid for the balance of the Lease term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (D) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses in reletting, including necessary renovation or alteration of the Premises, Landlord's reasonable attorneys' fees and costs and expert witness fees incurred in connection therewith, and any real estate commission paid or payable. As used above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts or by discounting amounts, as applicable, at the rate of 10% per annum.

                  (vii) Pursue any other remedies available at law or in equity.

         (c) Remedies Cumulative. All of Landlord's remedies herein are cumulative and the exercise of any one remedy shall not prevent or limit the exercise by Landlord of any other remedy.

18.      LANDLORD'S DEFAULT; TENANT'S REMEDIES.

         (a) Generally. If Landlord shall violate, neglect or fail to perform or observe any of the representations, covenants, provisions, or conditions contained in this Lease or in the Purchase Agreement on its part to be performed or observed, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default (a "Default Notice"), or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure through the use of diligent efforts, Tenant may, at its option (in addition to all other rights and remedies provided Tenant at law, in equity or hereunder), terminate this Lease upon written notice thereof given to Landlord.

         (b) Self-Help and Offset Procedures. In addition to the rights provided in Section 18(a) above and the other rights available to Tenant at law or in equity, Tenant shall have the rights:

                  (i) To correct any or all objections or deficiencies set forth in a Default Notice, or cause such deficiencies to be corrected by an independent contractor, and to continue to do so without further notice unless and until Landlord resumes full performance of its obligations hereunder. Upon demand by Tenant, Landlord shall pay Tenant an amount equal to all costs, fees and expenses paid or incurred by Tenant for such operation, maintenance and repairs plus 10% thereof as an administrative fee together with accrued interest on the unpaid balance thereof at the rate of 10% per annum from the date paid or incurred by Tenant until recovered in full.

                  (ii) To set off any amount expended or damages incurred by Tenant as a result of such default against the next payments of Base Rent, Additional Rent, or any other charges coming due under this Lease until recovered in full.

If such costs are not fully recovered by Tenant at the expiration of the term of this Lease, Tenant may extend the term of this Lease for such additional time as is necessary so that it may recover by continuing set off such costs or damages or otherwise pursue its legal remedies for recovery of any remaining amounts.

         (c) Limitation on Landlord's Liability. Anything in this Lease to the contrary notwithstanding, except as set forth below in this paragraph, Tenant agrees that Tenant and anyone claiming by, through or under Tenant shall look solely to the interest and estate of Landlord in the Premises for the collection of any judgment requiring the payment of money by Landlord in the event of any default by Landlord under this Lease, and no other assets of the Landlord, nor Landlord's constituent partners or subpartners, employees, directors or shareholders shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim. The foregoing exculpation shall not be applicable in the event of fraud. Further, in the event of a foreclosure or deed-in-lieu of foreclosure, the foregoing exculpation shall not apply to and shall not limit Landlord's liability or obligation to indemnify for any damage, loss, liability, action or cause of action accruing prior to such foreclosure or deed-in-lieu of foreclosure. Additionally, the foregoing shall not be deemed to limit Tenant's rights to obtain injunctive relief or specific performance or to avail itself of any other right or remedy against Landlord which may be available to Tenant by law or in equity, or under the terms of this Lease.

19.      NOTICES.

         All notices to be given by one party to the other under this Lease shall be in writing, mailed or delivered to each at the address set forth at the end of this Lease or at a changed address if notice of the change is given to the other party in writing. Mailed notices shall be sent by United States certified or registered mail, return receipt requested, postage prepaid. Such notices shall be deemed to have been received on the third business day following deposit in the United States mail. Notices sent by hand-delivery or by confirmed facsimile transmission shall be deemed received the date of delivery or transmission, as appropriate. Notices sent by a nationally recognized overnight courier shall be deemed received on the first business day following mailing. Actual notice shall be no substitute for written notice under any provision of this Lease.

20.      SUBORDINATION.

         Landlord expressly reserves the right at any time to place liens and encumbrances on the Premises, superior in lien and effect to this Lease and the estate created hereby, and Tenant shall execute upon request subordination agreements to that effect; provided, however, that the subordination agreement shall provide that the holder will recognize Tenant's non-disturbance rights, notwithstanding any foreclosure of the lien or encumbrance.

21.      NO EXPRESS OR IMPLIED COVENANT OF CONTINUOUS OPERATION.

         Notwithstanding anything contained or set forth in this Lease to the contrary, nothing set forth in this Lease shall be construed, in any manner whatsoever, as a covenant of continuous operation on the part of Tenant. In the event that Tenant elects to cease its business operations at the Premises, such cessation shall not be deemed to be an Event of Default hereunder, nor shall such cessation relieve Tenant of any of its liabilities or obligations under and pursuant to this Lease. If Tenant shall have fully ceased its business operations at the Premises for a continuous period of thirty (30) days, Landlord shall have the option of recapturing the Premises by terminating the Lease at least thirty (30) days advance written notice to Tenant, and upon such termination, Tenant shall be relieved of and from any and all further liability or obligation to Landlord under and pursuant to this Lease.

22.      GENERAL PROVISIONS.

         (a) Force Majeure. If either party to this Lease, as the result of any (i) strikes, lockouts or labor disputes, (ii) inability to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God, governmental action, condemnation, civil commotion, fire or other casualty, or (iv) other conditions similar to those enumerated in this Section beyond the reasonable control, other than financial, of the party obligated to perform, fails punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any event described above.

         (b) Captions. The article captions contained in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision.

         (c) Integration. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

         (d) No Waiver. No waiver by Landlord of any provision of this Lease or any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant of the same or any other provision. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord's agent during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord.

         (e) Access. After providing Tenant with reasonable advance notice, Landlord shall have the right to enter the Premises either personally or by designated representative at all reasonable times for the purpose of examination or inspection, and showing the Premises to prospective purchasers or lessees, and, during the last 120 days of the term, to post within or on the Premises signs indicating the availability of the Premises for lease. Notwithstanding the previous sentence, Landlord shall have the right to enter the Premises without advance notice and consent of Tenant in case of emergency. Landlord shall not abuse the right of access or use it to harass Tenant, and shall effect any inspections in a manner that reduces to the maximum extent reasonably possible any interference with Tenant's business.

         (f)      Deadlines. Time is of the essence of this Lease.

         (g) Attorneys' Fees. The prevailing party in any dispute shall have the right to receive its attorneys' fees and costs and expert witness fees in connection with such dispute. Tenant shall pay all of Landlord's attorneys' fees in considering any request that requires Landlord's consent.

         (h) No Recordation; Memorandum of Lease. This Lease shall not be recorded. At the request of either party, however, the parties shall complete and execute a memorandum of lease in form appropriate for recording.

         (i) Subordination of Landlord's Lien. Landlord agrees that any statutory landlord's liens and any rights of distress with respect to the personal property (trade fixtures, equipment and merchandise) of Tenant from time to time located within the Premises ("Tenant's Property") automatically shall be subordinated to the lien of any lender of Tenant having a security interest in Tenant's Property ("Tenant's Lender"). Landlord further agrees to execute and deliver such instruments reasonably requested by Tenant's Lender from time to time to evidence or effect the aforesaid subordination. This Lease does not grant a contractual lien or security interest to Landlord or in favor of Landlord with respect to Tenant's Property. Subject to the subordination set forth above, Landlord shall be entitled to retain any statutory lien that it may have in Tenant's Property under applicable law.

         (j) Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

         (k) Binding Effect. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. Landlord may assign its rights and obligations under this Lease. Tenant may only assign its rights and obligations under this Lease in accordance with Section 14 hereof.

         (l) Third Party Beneficiaries. No party shall be deemed to be a third party beneficiary to this Lease.

         (m) Counterparts. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

         (n) Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

         (o) No Other Brokers. Each party represents and warrants to the other that it has not dealt with any agents, brokers, finders or other parties who are or may be entitled to any commission or fee with respect to this Lease or the Premises.

         (p) Choice of Law. This Lease and the rights and obligations of the parties hereto shall be interpreted and construed in accordance with and governed by the laws of the State of Arizona.

         (q) Dispute Resolution. To resolve any Dispute (defined below) quickly and economically (and particularly, to avoid unnecessary legal fees), and to preserve their privacy and on-going business relationships, Landlord and Tenant intend that any Dispute not settled by direct discussions be mediated or arbitrated in accordance with this Section, except under the extremely limited circumstances specified below.

                  (i) Non-binding mediation. If any controversy, claim, issue or dispute arising out of or relating to this Lease, or any breach thereof, including without limitation, any claim that this Lease is invalid, rescinded, voidable, terminable or void ("Dispute"), is not settled by direct discussions within ten (10) days after notice of the Dispute, the parties agree first to try in good faith to settle the Dispute by non-binding mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules, with such mediation to be held at a location in metropolitan Phoenix, Arizona.

                  (ii) Binding Arbitration. If the Parties fail to settle a Dispute through mediation, it will be settled by binding arbitration administered by the AAA under its Commercial Arbitration Rules. Such arbitration proceeding shall be held at a location in metropolitan Phoenix, Arizona. Judgment on the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

                  (iii) Provisional Relief. Nothing in this Section will prevent either party from applying for (or obtaining) a provisional judicial remedy regarding any Dispute. Notwithstanding such application, the final resolution of the Dispute will be mediated or arbitrated under this Section and failure by either party to comply with any law will not be deemed to waive such party's rights to mediate or arbitrate under this Section.

                  (iv) Possession. Nothing in this Section will prevent either party from prosecuting an unlawful detainer action, to (a) recover possession of the Premises (and determine the amount of unpaid Base Rent, to the extent possession depends on determining the amount of unpaid Base Rent); and
(b) seek an amended judgment for damages upon obtaining a default judgment for possession. In an unlawful detainer action, Tenant agrees not to assert any counterclaim or cross-complaint; such matter will be mediated or arbitrated under this Section.

                  (v) Third Party Action. If there is a pending court action or special proceeding involving Landlord and/or Tenant, and a third party, Landlord and Tenant agree that any Dispute between them will still be mediated or arbitrated under this Section.

                  (vi) Nonwaiver; Survival. No act (including seeking to compel arbitration) or omission by either party will waive either party's rights under this Section. This Section will survive the expiration or earlier termination of the Term.

                  (vii) Attorneys' Fees. In any dispute resolution or other proceeding, including appeal, the party prevailing will receive from the other all costs, expenses and reasonable attorneys' fees as fixed by the Arbitrator or court.

                  (viii) JURY WAIVER. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY COURT ACTION, PROCEEDING OR COUNTERCLAIM, INCLUDING ANY CLAIM OF INJURY OR DAMAGE AND ANY PROVISIONAL REMEDY. THIS WAIVER WILL EXPRESSLY SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THE TERM.

         DATED as of the day and year first above written.

LANDLORD:                                                 TENANT:

PHOENIX 7, LLC, an Arizona limited liability ZILA, INC., a Delaware corporation company

By: /s/ Gary Hedge                    By: /s/ Andrew A. Stevens
    --------------------------            ------------------------------
    Gary Hedge, its Manager               Andrew A. Stevens its Vice President,
                                          Chief Financial Officer, Treasurer
                                          and Secretary

By: /s/ Janet Hedge
    --------------------------
    Janet Hedge, its Manager

Address:                              Address:

Phoenix 7, LLC                        Zila, Inc.
9220 Cathwell Lane                    5227 North 7th Street
Tujunga, CA  91042                    Phoenix, AZ  85014-2800
Attention:  Mr. Gary Hedge            Attention:  Ms. Betty Pecha, Legal Affairs
                                      Department